Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Forum Oilfield Technologies, Inc. of our report dated 4 October 2007 relating to the consolidated financial statements of RB (GB) Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Newcastle upon Tyne, United Kingdom

16 October 2007